Exhibit 10.4

January 31, 2021

Manuel Bronstein

manuelbronstein@gmail.com

Re: Offer of Employment

Dear Manuel:

I am pleased to offer you a position with Roblox Corporation, a Delaware corporation (the “Company”), as Chief Product Officer. If you decide to join us, you will receive an annual wage of $550,000, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. As an employee, you will also be eligible to receive certain employee benefits including those explained in Exhibit A. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

In addition, if you decide to join the Company, it will be recommended at the first meeting of the Company’s Board of Directors (or its designated committee) following the later of your start date or the date the Company’s Class A Common Stock is first traded on the New York Stock Exchange, that the Company grant you restricted stock units (“RSUs”) covering 850,000 shares of the Company’s Class A Common Stock. The shares subject to such RSU grant will vest over four (4) years in accordance with the following vesting schedule: (i) on the first Quarterly Vesting Date that is on or after the three (3)-month anniversary of your start date (such Quarterly Vesting Date, the “First Vesting Date”), as to that number of RSUs equal to 850,000 multiplied by a fraction with a numerator equal to the number of completed months between your start date and the First Vesting Date and a denominator equal to 48, rounded down to the nearest whole share; (ii) as to 1/16th of the RSUs vesting on each of the next fourteen (14) Quarterly Vesting Dates thereafter, or, if on any such Quarterly Vesting Date, less than 1/16th of the RSUs remain unvested, as to any remaining unvested RSUs; and (iii) as to any remaining unvested RSUs on the next Quarterly Vesting Date thereafter, all subject to your continuing employment with the Company. For purposes of this letter, “Quarterly Vesting Date” means the first trading day on or after each of February 20, May 20, August 20, and November 20. This RSU grant shall be subject to the terms and conditions of the Company’s Equity Incentive Plan and RSU Agreement, including vesting requirements. No right to any shares of Class A stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

In connection with your employment, you will be eligible to enter into the Change in Control Severance Agreement attached hereto as Exhibit B (the “Severance Agreement”). The Severance Agreement specifies the severance payments and benefits you may become entitled to receive in connection with certain qualifying terminations of your employment with the Company. In order to be eligible to receive any benefits under the Severance Agreement, you must sign and deliver the Severance Agreement to the Company.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two-week notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you may be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct and internal policies as may be supplemented and/or amended, which will be provided to you after the commencement of your employment.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $125 of the arbitration fees. Please note that we must receive your signed Agreement before your first day of employment.

To accept the Company’s offer, please sign and date this letter in the space provided below. If you accept our offer, your employment will commence on March 15, 2021. This letter, along with the Severance Agreement and any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company and you. This offer of employment will terminate if it is not accepted, signed and returned within two (2) business days of January 31, 2021 or if your employment has not commenced within two (2) months from January 31, 2021.

We look forward to your favorable reply and to working with you at Roblox Corporation.

Sincerely,

/s/ David Baszucki
David Baszucki

Agreed to and accepted:

Signature:	/s/ Manuel Bronstein

Printed Name:	Manuel Bronstein

Date:	January 31, 2021

Enclosures:

At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement

Exhibit A

Change in Control Severance Agreement

Exhibit B

Exhibit A – Benefits

Roblox offers a health care plan, which you and your dependents will be able to enroll in.

Roblox has a 401K plan that allows employees to withhold up to the federal maximum and receive a company match on the first 3% of salary and a 50% match for the next 2%.

Exhibit B

Change in Control Severance Agreement